The Code of Ethics

Introduction to the Code of Ethics

This Code of Ethics & Business Conduct (the "Code") has been adopted by Motorsport Games Inc. to, among other things:

- *Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest*
- *Promote compliance with applicable laws*
- *Promote the protection of the Company's assets, including its intellectual property, corporate opportunities and confidential information*
- *Promote fair dealing practices*
- *Deter wrongdoing*
- *Ensure accountability for adherence to the Code.*

The Code describes the fundamental principles that guide our conduct and applies to all of Motorsport Games operations, subsidiaries, affiliates and joint ventures (collectively, the "Company"), as well as all of their respective directors, managers, officers, employees and contractors (collectively, "Motorsport Games Team Members" or individually a "Motorsport Games Team Member"). All Motorsport Games People have a responsibility to read, be familiar with, understand and comply with this Code and report any suspected violations to the Company's Principal Compliance Officer (the Company's "PCO") or such other reporting point referred to in this Code.

Overview of the Code of Ethics

This Code details a baseline for the Company's standard of conduct for all Motorsport Games People, as expressed in the following topics described in further detail below in this Code:

- MOTORSPORT GAMES PEOPLE MUST STRIVE TO MAINTAIN AN ATMOSPHERE OF HONEST & ETHICAL CONDUCT
- MOTORSPORT GAMES PEOPLE MUST STRIVE TO MAINTAIN A POSITIVE WORK ENVIRONMENT
- MOTORSPORT GAMES PEOPLE ARE COMMITTED TO INCLUSION AND DIVERSITY AND WELCOMES EMPLOYEES AND BUSINESS PARTNERS WITH DIVERSE EXPERIENCES AND BACKGROUNDS
- MOTORSPORT GAMES PEOPLE MUST COMPLY WITH APPLICABLE LAWS
- MOTORSPORT GAMES PEOPLE MUST COMPLY WITH U.S. SECURITIES TRADING LAWS
- MOTORSPORT GAMES PEOPLE MUST ENSURE THAT ITS RESULTS, PUBLIC RELATIONS & OTHER PUBLICITY EVENTS ARE PROPERLY DISCLOSED
- MOTORSPORT GAMES PEOPLE MUST COMPLY WITH LABOR & EMPLOYMENT LAWS
- MOTORSPORT GAMES PEOPLE MUST NOT ENGAGE IN ANY IMPROPER PAYMENTS OR GIFTS OR IN MONEY-LAUNDERING
- MOTORSPORT GAMES PEOPLE MUST AVOID & REPORT CONFLICTS OF INTEREST
- MOTORSPORT GAMES PEOPLE MUST KEEP ACCURATE & COMPLETE BOOKS & RECORDS
- MOTORSPORT GAMES PEOPLE MUST PROTECT & PROPERLY USE THE COMPANY'S ASSETS

- MOTORSPORT GAMES PEOPLE MUST NOT MISAPPROPRIATE THE COMPANY'S CORPORATE OPPORTUNITIES
- MOTORSPORT GAMES PEOPLE MUST PROTECT THE CONFIDENTIALITY OF THE COMPANY'S PROPRIETARY INFORMATION
- MOTORSPORT GAMES PEOPLE MUST PROVIDE TRUTHFUL INFORMATION & ENGAGE IN FAIR DEALING
- MOTORSPORT GAMES PEOPLE MUST COMPLY WITH ADVERTISING LAWS
- MOTORSPORT GAMES PEOPLE MUST MAINTAIN THE INTEGRITY OF ALL THIRD PARTIES THAT THEY ENGAGE
- MOTORSPORT GAMES PEOPLE MUST USE SOCIAL MEDIA RESPONSIBLY
- MOTORSPORT GAMES PEOPLE MUST NOT MAKE PROHIBITED POLITICAL CONTRIBUTIONS
- MOTORSPORT GAMES PEOPLE MUST COMPLY WITH INTERNATIONAL TRADE REGULATIONS
- MOTORSPORT GAMES PEOPLE MUST COMPLY WITH ENVIRONMENTAL LAWS
- MOTORSPORT GAMES PEOPLE MUST NOT ENGAGE IN ANTI-COMPETITIVE BEHAVIOR
- MOTORSPORT GAMES PEOPLE MUST USE THE COMPANY'S IT RESOURCES APPROPRIATELY
- MOTORSPORT GAMES PEOPLE MUST KEEP COMPANY COMMUNICATIONS PROFESSIONAL
- MOTORSPORT GAMES PEOPLE MUST PROTECT THE PRIVACY OF COMMUNICATIONS UNDER APPLICABLE DATA PRIVACY AND DATA PROTECTION LAWS
- MOTORSPORT GAMES PEOPLE MUST ASK QUESTIONS ABOUT THE CODE, REPORT CODE VIOLATIONS & COOPERATE WITH INVESTIGATIONS

All Motorsport Games People are required to read, understand and certify compliance with the Code upon hire and periodically thereafter. Pursuant to local law, compliance with the Code and with all applicable laws is a condition of employment with the Company. Each of us is responsible for adherence to the standards of conduct set forth in this Code and for speaking up if we do not understand these standards or are concerned that these standards are not being met. Motorsport Games People are encouraged and expected to raise questions and concerns related to the Code, and to notify the PCO (or such other reporting point referred to in this Code) of any conduct that may conflict with the Code or applicable law. The Company intends to enforce the Code to the fullest extent permissible under applicable laws. Where actions otherwise required by the Code (for example, reporting of violations) are inconsistent with applicable laws, Motorsport Games People must act to the fullest extent consistent with both the Code and applicable laws, acting under the guidance of the PCO. Any violation of the Code will lead to disciplinary action up to and including termination of employment, as the facts and circumstances may warrant. In certain cases, a Code violation may also constitute a violation of applicable law, which could result in civil or criminal action against certain Motorsport Games People or the Company.

If you have any questions about the Code, its requirements or implementation, or if you have any concerns regarding potential Code violations, you should immediately contact the PCO or the Motorsport Compliance Line. The Motorsport Compliance Line is available 24/7 in whatever language you feel most comfortable.

Compliance Contact Information

Motorsport Games Compliance Line

(877) 653-2602

Motorsport Games Compliance Email

Whistleblowerservices.com/Motorsport

The Code of Ethics – In Detail

MOTORSPORT GAMES PEOPLE MUST STRIVE TO MAINTAIN AN ATMOSPHERE OF HONEST & ETHICAL CONDUCT: The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically. All Motorsport Games People must act with integrity and observe the highest ethical standards of business conduct in their dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom they have contact in the course of performing their job. Moreover, the Company is committed to creating a work environment and a business culture grounded in ethical behavior in every respect. The Company is committed to: (i) fostering an environment of honesty and fairness; (ii) providing a safe and healthy environment free from the fear of retribution; and (iii) respecting the dignity due everyone. The Company is committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of its assets and resources. The Company is committed to fair competition and the sense of responsibility required of a good customer and service provider.

MOTORSPORT GAMES PEOPLE MUST STRIVE TO MAINTAIN A POSITIVE WORK ENVIRONMENT: The Company is committed to the recruitment, training, development and retention of competent staff. All employment decisions, including hiring, promotion and transfer, must be made solely on merit, experience and other work-related criteria. Employees want and deserve a workplace where they feel respected and appreciated. Providing an environment that supports honesty, integrity, respect, trust, responsibility and citizenship permits the opportunity to achieve excellence in the workplace. While all Motorsport Games People must contribute to creating and maintaining such an environment, supervisors, managers and other senior level personnel assume special responsibility for fostering a work environment that brings out the best in other Motorsport Games People. Managers must be careful in words and conduct to avoid placing, or seeming to place, pressure on their reports that could cause them to deviate from acceptable ethical behavior.

MOTORSPORT PEOPLE ARE COMMITTED TO INCLUSION AND DIVERSITY AND WELCOMES EMPLOYEES AND BUSINESS PARTNERS WITH DIVERSE EXPERIENCES AND BACKGROUNDS: The Company respects cultural diversity and believes in building a culture of inclusion which respects every Motorsport Games Person for who they are — regardless of race, ethnicity, color, religion, gender, age, national origin, disability, sexual orientation, veteran, marital status or any other protected status—and will not tolerate any harassment or discrimination on these grounds. The Company strives to attract, develop and retain a workforce that is as diverse as the consumers and customers who we serve and to ensure an inclusive work environment that embraces the strength of our differences. The Company is committed to ensuring that each and every Motorsport Games Person feels comfortable to be their authentic selves and to offer their multifaceted perspectives, which we believe will result in a more positive work environment and help our company make more informed business decisions. Inclusion starts with each of Motorsport Games Person creating a work environment in which each and every Motorsport Games Person and our business partners feel valued and respected for their contributions. Each Motorsport Games Person should respect the diversity of each other's talents, abilities and experiences, value the input of others and foster an atmosphere of trust, openness and candor.

MOTORSPORT GAMES PEOPLE MUST COMPLY WITH APPLICABLE LAWS: All Motorsport Games People should comply, both in letter and in spirit, with all laws applicable in the locations where we operate. Although Motorsport Games People are not expected to know the details of all laws applicable to all of the Company's operations, each of you are expected to familiarize yourself with the Company's policies and procedures, as well as applicable laws that pertain to your jobs and functions, and to comply with both the letter and the spirit of those policies, procedures and laws. If you have any questions about complying with the foregoing, you should address them to the PCO. The Company's operations and the conduct of Motorsport Games People are always subject to the laws of the local countries and jurisdictions in which we operate. As discussed in this Code, the Company's operations

and Motorsport Games People worldwide are also subject to certain U.S. laws, regardless of the countries in which they may live and work. Violations of this Code, the Company's policies and applicable laws may result in disciplinary action up to and including termination of employment.

MOTORSPORT GAMES PEOPLE MUST COMPLY WITH U.S. SECURITIES TRADING LAWS: As a U.S. publicly traded company, the Company and all Motorsport Games People worldwide must comply with U.S. securities laws, which include prohibitions on insider trading. In the course of your dealings with the Company, you may become aware of non-public information regarding important business or financial affairs of the Company or other firms. The securities laws prohibit trading securities on the basis of such information if it is material. Under U.S. securities laws, information is deemed to be material if an investor would consider it important in deciding whether to buy, sell or hold securities. Examples of types of information that could be considered material are financial results, financial forecasts, dividends, possible mergers, acquisitions, joint ventures and other purchases and sales of or investments in all or part of a company, obtaining or losing important contracts, important product developments, major litigation developments and major changes in business strategy. To guard against even the appearance of improper securities trading, regardless of whether you have knowledge of non-public information concerning the Company, Motorsport Games People must adhere to the following securities trading restrictions:

- **Trades During Certain "Restricted Periods:"** Motorsport Games People must not trade securities of Motorsport Network or Motorsport Games during any "restricted period," each of which continues from the day after the last day of each fiscal quarter (i.e., April 1, July 1, October 1 and January 1) until 24 hours after the public release of both Motorsport Network's and Motorsport Games' earnings for that quarter. For example, as the 3rd quarter ends on September 30th, the restricted period would last from October 1 through the end of the 24-hour period after both Motorsport Network and Motorsport Games issue their respective earnings releases for the 3rd quarter, giving 24 hours for these results to be adequately disseminated to the public. Please keep in mind that these restricted periods may change from time to time;

- **Trades Exceeding $25,000:** Motorsport Games People must pre-clear in writing all transactions (or series of transactions) in Company securities exceeding $25,000 with the PCO; and

- **Trades by Senior Management:** All executive officers, directors and other officers and senior management employees designated in writing of such status by the PCO must pre-clear in writing all transactions that they propose to engage in involving the Company's securities, regardless of the amount involved and regardless of timing, with the PCO.

Additionally, there may be other periods when, because of special circumstances (for example, a pending material transaction), trading in the Company's securities may be restricted; the PCO will circulate notices of these special restricted periods.

The Company prohibits the misuse of confidential information gained in the course of your dealings with the Company, including: (i) trading securities on the basis of any such confidential information; or (ii) disclosing such information to another person who uses it for the purpose of trading securities. Information is considered to be confidential if it has not been adequately disclosed to the public. Examples of adequate disclosure include public filings with securities authorities such as the U.S. Securities and Exchange Commission (the "SEC"), issuance of press releases and meetings with members of the press and the public. If you are aware of confidential information relating to the Company or relating to firms with which we do business or are negotiating or competing, you may not buy or sell securities of Motorsport Network or Motorsport Games or such other firm or disclose this information to any person who uses it for the purpose of trading securities. If you have a question as to whether a trade is permissible, you must contact the PCO and refrain from trading in the affected securities and disclosing the information until you have been authoritatively informed by the PCO that you are not prohibited from trading.

MOTORSPORT GAMES PEOPLE MUST ENSURE THAT ITS RESULTS, PUBLIC RELATIONS & OTHER PUBLICITY EVENTS ARE PROPERLY DISCLOSED: The Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. To achieve this objective, Motorsport Games People who contribute in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained and must cooperate fully with the Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel. Motorsport Games People involved in the Company's external reporting and financial reporting disclosure process must: (i) be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and (ii) take all necessary steps to ensure that its filings with the SEC and all other public communications about the Company's operating results and financial condition provide full, fair, accurate, timely and understandable disclosure.

Unless it has been discussed with and pre-approved in writing by the Company's Chief Financial Officer (CFO) and PCO, Motorsport Games People should not engage in any types of publicity, that relate to, or could be interpreted as related to, the Company or any of its subsidiaries or any of the Company's or its subsidiaries forward-looking information, budgets, finances, business or financial performance, financial results, planned or pending debt or equity transactions, any potential acquisitions, joint ventures or business combinations, any financial projections or forecasts, any objectives for future operations, the existence of or status of litigation and threatened proceedings, any opinions regarding the Company's valuation or any other similar financial information.

When responding to inquiries from the press, news media, securities analysts, investors, governmental bodies and other external parties who may have a legitimate interest in inquiring about the Company's affairs (collectively, "External Parties"), to ensure that our communications with these External Parties is accurate and consistent with applicable laws, the Company limits the individuals who may communicate with these External Parties. If a Motorsport Games Person receives an inquiry from an External Party about the Company's affairs, either directly or through another person, they should follow these procedures:

- Requests for financial or business information about the Company from any member of the investment community, including securities analysts, fund and portfolio managers, directors of research and brokers, or any member of the business or financial press or any other news media must be immediately referred to the Company's Chief Financial Officer or the PCO;
- Requests from the press and other media outlets about the Company's services, products, marketing, philanthropic efforts and the like must be immediately referred to the Chief Executive Officer (the "CEO"), Director of PR or the PCO. The CEO and PCO should also be consulted on all press releases, speeches, interviews with the financial or popular press, website or social media postings and other forms of communications;
- Requests for information generally or other contacts from any government or regulatory body (U.S. or non-U.S.) must be immediately referred to the PCO. If the agent or representative asks any Motorsport Games Person to provide information or copies of any data or documents relating to any of the Company's transactions or other activities, they must inform the agency representative that they are not authorized to provide such materials, but that an authorized Company representative will respond to their request and refer the agent to the PCO. Motorsport Games People are not permitted to respond to a request for Company information or documents without specific consultation with, and direction by, the PCO.
- If any Motorsport Games Person receives any form of subpoena, Civil Investigative Demand or any other form of legal process, they must promptly inform PCO and immediately scan and email the subpoena to the PCO. Motorsport Games People must not take any other action until further advised by the PCO.

Similarly, requests for proposed interviews with any Motorsport Games People by the financial community or news media, and the issuance of any press releases related to financial matters, must be reviewed and approved in advance by each of the following: (1) the Chief Executive Officer; (2) the Chief Financial Officer; and (3) CPO. Company-initiated interviews discussing or potentially discussing the Company's financial results, financial condition or financial and/or capital market activities also must be approved by such officers before they may be scheduled with the media. To ensure that the Company complies with applicable laws and preserves its legal privileges and positions, it is important that Motorsport Games People follow these directives and immediately contact the aforementioned individuals, rather than respond to any such inquiries or contacts themselves.

MOTORSPORT GAMES PEOPLE MUST COMPLY WITH LABOR & EMPLOYMENT LAWS: Motorsport Games People must comply with all applicable laws concerning labor and employment. The Company is bound by these laws and has established policies and programs, including equal employment opportunity policies, affirmative action plans, safety and health programs and wage and hour procedures, to ensure compliance with all applicable legal requirements. All Motorsport Games People must comply with anti-discrimination and equal opportunity laws and if they have questions about anti-discrimination and equal opportunity laws generally, or the principles summarized in this Code, they may contact their local Human Resources Department or the PCO.

- **Equal Employment Opportunity:** We are dedicated to the goal of providing equal employment opportunity for all Motorsport People without discrimination or harassment based on any impermissible classification, including, but not limited to, race, color, creed, religion, sex, gender identity or expression, national origin, citizenship, age, disability, marital status, veteran status, sexual orientation or any other legally protected classification. We will not tolerate discrimination against any Motorsport Games People by any other Motorsport Games People or by any individual or firm with which we do business based upon any impermissible classification. If any Motorsport Games Person believes that they have been subjected to unlawful employment discrimination or harassment, they should immediately contact the PCO.

- **Sexual Harassment:** As part of our equal employment opportunity policy, we are committed to protecting the right of all Motorsport Games People to work in an environment that is free from all forms of harassment including, but not limited to, sexual harassment. Sexual harassment may include any differential treatment because of gender, unwelcome sexual advances, requests for sexual favors, and verbal, physical or visual conduct or conditions of a sexual nature that have the effect of unreasonably interfering with a Motorsport Games Person's work performance or which create an intimidating, hostile or offensive work environment for a reasonable individual. If any Motorsport Games Person believes that they have been the victim of harassment, including sexual harassment, they should immediately contact the PCO.

- **Safety and Health:** We are committed to eliminating hazards from the workplace, providing all Motorsport Games People with a safe and healthy work environment and complying with all applicable occupational safety and health laws. Motorsport People are required to report any adverse health or safety incidents or conditions, including broken equipment or machinery and accidents, to the PCO.

- **Violence-Free Workplace:** We will not tolerate any level of violence, or threats of violence, in the workplace. Motorsport Games People are required to report any suspected threats of workplace violence to the PCO. In the event of an emergency, you should dial 911 or the applicable emergency services number.

- **Substance Abuse:** To promote productivity, protect the safety of others, and ensure compliance with the law, illegal drugs are strictly forbidden, nor may you perform your job under the influence of any illegal drugs or alcohol.

MOTORSPORT GAMES PEOPLE MUST NOT ENGAGE IN ANY IMPROPER PAYMENTS OR GIFTS OR IN MONEY-LAUNDERING: The purpose of business entertainment and gifts in a commercial setting is to create

goodwill and build effective working relationships. The sale and marketing of our services should be free from perceptions that favorable treatment was sought, received, or given in exchange for gifts or favors. No gift or favor should be given, provided, or accepted by any Motorsport Games People or their family members or agents unless it complies with these provisions of the Code.

- **Improper Payments:** Offering, making or accepting improper gifts or payments (e.g., bribes or kickbacks) of any kind on the Company's behalf or in connection with the Company's business, whether directly or indirectly through a third party, is strictly prohibited. Improper payments include payments that would violate anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act or the U.K. Bribery Act or any other payments made with an improper or corrupt intent. Improper payments need not be in the form of money, but may include gifts, services or amenities or other types of consideration. It is not necessary that a gift or payment actually be given; the promise or offer alone is prohibited. This applies regardless of the country in which the payment is made, and regardless of whether the recipient is a government official or private citizen. This prohibition also includes payments to expedite or facilitate routine government actions. While the Company prohibits all improper payments, it is important to know that anti-corruption laws around the world provide serious civil and criminal penalties for improper payments related to government officials. The definition of a "government official" is broad and can include individuals who are employed by any public entity or institution or who perform any official acts on behalf of a government, regardless of status or seniority. Violations of these laws can have severe consequences for the Company, as well as for the individual Motorsport Games People involved.

- **Improper Gifts:** The Company also prohibits Motorsport Games People from giving or receiving excessive or uncustomary gifts or services to or from others with whom the Company does business, whether or not such gifts or services constitute improper payments as described above. Without approval from the PCO, Motorsport Games People may not give or accept gifts unless they are: (i) consistent with customary business practices; (ii) not excessive in value; (iii) not reasonably capable of being perceived or construed as a bribe or payoff; and (iv) are not in violation of any laws. Motorsport Games People may accept small gifts or favors that would be considered common business courtesies; however, Motorsport Games People should not accept a gift or favor that might be intended to influence, or appear to influence, a business decision. Motorsport Games Employees must report their receipt of gifts or favors to their supervisor. Under no circumstances may cash or gift cards in lieu of cash be given to a customer, vendor, business contact or other Motorsport Games People without the prior written approval of the Company's Chief Financial Officer and the PCO. In addition, all gifts must comply with the Company's Conflicts of Interest rules discussed below. You or the Company may on occasion, receive a request for a monetary or in-kind charitable donation. All such requests must be referred to the PCO, and no donation of any kind may be made without their prior written approval. The prohibition on improper gifts and payments applies equally to actions taken by a third party on the Company's behalf or in connection with the Company's business. Indeed, the Company and individual Motorsport Games People could face civil and criminal liability for the actions of our third parties. It is therefore critical to remember that we cannot use a third party to take any action on our behalf that Motorsport Games People would be prohibited from taking directly.

- **Money-Laundering:** In addition, people engaged in unlawful conduct may try to conceal their illegal earnings or make them look legitimate. This activity—money laundering—is a crime of its own. You may not facilitate it or engage in it in any way, and we may have an obligation to report transactions that are suspicious or unusual. "Red flags" that may be indicative of improper payments or money laundering include payments structured in an unusual way or coming from a strange account, overpayments, large payments in cash and payments made in unusual currencies.

- **Lobbying:** The Company sometimes engages in direct advocacy with lawmakers and other government officials, and we sometimes engage third parties to advocate on our behalf. You may not contact any

government officials or engage others to do so unless you are expressly authorized in writing by the PCO. Among other things, this will help ensure that we remain fully compliant with all applicable lobbying laws.

- **Reporting:** Motorsport Games People must immediately report to the PCO any suspected improper payment, any offer or request made to Motorsport Games People related to an improper gift or payment, or any suspicious transactions. If you have questions about anti-corruption laws generally, please contact the PCO.

MOTORSPORT GAMES PEOPLE MUST AVOID & REPORT CONFLICTS OF INTEREST: Conflicts of interest can occurs under many different circumstances, such as: (1) when the private interests, relationships or activities of Motorsport Games People (or those of their immediate family members) interferes, or even appears to interfere, with the interests of the Company as a whole; (2) when Motorsport Games People (or their immediate family members) take actions or have interests that may make it difficult to perform their duties to the Company in a loyal and effective manner to the best of their ability and in the Company's best interest; and (3) when Motorsport Games People (or their immediate family members) receive improper personal benefits as a result of their position with the Company.

Accordingly, Motorsport Games People must not enter into or permit there to continue any transaction, relationship, activity or other interest that creates an actual, apparent or potential conflict of interest with the Company, unless such situation is reported to and approved in advance by the PCO. For instance, the PCO may approve such transaction, relationship, activity or other interest if, upon reviewing the particular facts and circumstances, the PCO finds that notwithstanding the appearance of a conflict of interest, in fact, the transaction, relationship, activity or other interest is at least as favorable to the Company as terms that would be available at the time for a comparable transaction in arm's length dealings with an unrelated party and is therefore substantively fair to all involved parties. In particular, Motorsport Games People must disclose in writing to the PCO any financial interest they or their immediate family have in any firm which does business with the Company, or which competes with the Company so that the Company may determine if a conflict of interest exists. Following are guidelines for certain conflict of interest situations that may arise from time to time:

- **Investments:** The Company discourages Motorsport Games People and their immediate families, and persons with whom they have a close personal relationship from investing in firms that compete with the Company or with which we or our business partners have business relations. Because of the risk of creating divided loyalty, or its appearance to other Motorsport Games People and to other firms with which we deal, Motorsport Games People and their immediate family members may not have a substantial investment in a present or potential competitor, customer or supplier of the Company or any other firm with which we or our suppliers, customers or competitors deals or reasonably might deal. This would exclude an investment otherwise determined by the PCO not to constitute a conflict of interest in accordance with the guidelines set forth in the Code. Normally, a substantial investment would not include an equity interest which is 5% or less of the capital stock or other equity of a publicly traded company.

- **Outside Activities:** Except as otherwise required by applicable law, Motorsport Games People may not serve as a consultant to, or as a director, officer, employee, partner, agent or representative of, an organization that is or potentially is a competitor, customer, supplier or other business account of the Company or a supplier or customer of any such firm, except to the extent determined by the PCO not to constitute a conflict of interest. Even if the Motorsport Games Person receives no pay from such an organization and/or has no direct or indirect contact with such organization in the performance of its services for the Company, such a relationship can create the appearance of divided loyalty and the risk that the Motorsport Games Person may inadvertently disclose proprietary information to such organization or allow such organization to benefit through the Motorsport Games Person's identification with the Company. A conflict of interest may also exist if the Motorsport Games Person's outside activities are so demanding on the Motorsport Games Person's time or attention that they interfere with their performance.

In addition, Motorsport Games People cannot use Company property in connection with their outside business activities except in very limited (de minimis) ways, nor can they use their position at the Company to benefit their outside business activities in any other way. Finally, if a Motorsport Games Person might receive public attention for work they do in connection with any outside employment or outside volunteer activity, they must notify the PCO before undertaking such activity.

- **Motorsport People's Personal Relationships:** Since individuals tend to identify their interests with those of their family members and persons with whom they have a close personal relationship, immediate family members of Motorsport Games People and other persons with whom Motorsport Games People have a close personal relationship (such as a significant other or longtime friend) generally should refrain from engaging in transactions, relationships, activities and other interests which would be improper for the Motorsport Games Person to engage in.

- **Workplace Relationships:** Personal relationships in the workplace can give rise to actual or potential conflicts of interest. If a Motorsport Games Person is a manager or is involved with making employment decisions, they must disclose to the PCO any actual or potential conflicts of interest that they may have with respect to any individual that such Motorsport Games Person is managing or about whom employment decisions are being made by such Motorsport Games Person, including where they have substantial input into any such decision. Note: while romantic relationships sometimes develop at work, they too can give rise to actual or potential conflicts, and they must also be disclosed to the PCO. At no time may any manager supervise another Motorsport Person with whom they have a romantic relationship; accordingly, such relationships must be disclosed to the PCO, so that remedial actions may be taken, such as a change in reporting structures.

- **Loans:** Loans by the Company to, or guarantees by the Company of obligations of, Motorsport Games People or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any Motorsport Games People or their family members are expressly prohibited.

Whether or not a conflict of interest exists or will exist oftentimes can be unclear. Due to the complexities involved in conflict-of-interest situations, Motorsport Games People are obligated to review their own personal and investment situations, as well as those of their immediate family members and people with whom they have a close personal relationship and discuss with the PCO any actual, apparent or potential conflicts of interest that may or could reasonably be expected to arise by virtue of their own activities or the activities of their immediate family members. For purposes of interpretation, it shall not be considered a waiver of the Code if the PCO determines that any interest, relationship or activity does not constitute a conflict of interest, such as where the transaction, relationship or interest is on terms at least as favorable to the Company as terms that would be available at the time for a comparable transaction in arm's length dealings with an unrelated third party.

Motorsport Games People must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the PCO. Neither a Manager nor a Human Resources employee may authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Company's PCO with a written description of the activity and obtaining the PCO's written approval. If the Manager or other individual is themselves involved in the potential or actual conflict, the matter should be discussed directly with the PCO.

MOTORSPORT GAMES PEOPLE MUST KEEP ACCURATE & COMPLETE BOOKS & RECORDS: Honest, accurate and understandable recording and reporting of information is critical to the Company's ability to make responsible business decisions. The Company's financial statements and the books and records on which they are based must fully, fairly and accurately reflect all corporate transactions and conform to all legal and accounting requirements

and our internal accounting control policies and procedures for financial reporting, as in effect from time to time. Motorsport Games People are responsible for maintaining accurate and complete records in their respective area of operations (e.g., finance, sales, information technology, customer service, engineering, human resources, etc.). Motorsport Games People are prohibited from taking any of the following actions:

- Knowingly providing false, misleading or inaccurate information, financial or otherwise, to any Company official;
- Fraudulently or improperly influencing, coercing, manipulating or misl or certified accountant engaged in performing an audit of the Company's financial statements for the purpose of rendering such financial statements materially misleading or any action that could be reasonably expected, if successful, to result in rendering such financial statements materially misleading;
- Manipulating financial/customer/vendor accounts, records or reports or taking any action or causing any person to take any action to influence, coerce, manipulate or mislead auditors for the purpose of rendering the financial statements misleading;
- Knowingly altering, destroying, mutilating, concealing, covering up, falsifying or making a false entry in any record, document or tangible object; and/or
- Obstructing, impeding, directing or influencing the investigation or proper administration of any matter within the jurisdiction of any U.S. department or agency.

Employees who prepare, maintain or have custody of the Company's records and reports should endeavor to ensure that these documents are: (i) accurate and complete; (ii) safeguarded from loss or destruction; (iii) retained for specified periods of time in accordance with state and federal requirements: and (iv) maintained in confidence. All transactions must be approved and executed in accordance with the Company's internal controls procedures and must be recorded in such a manner that facilitates the preparation of accurate financial statements.

Motorsport Games People must comply with all laws relating to records preservation, requiring that certain documents be retained for varying periods. In particular, if Motorsport Games People become aware that there is an impending government investigation or threatened litigation or that the Company has been served with a subpoena or has reason to believe a subpoena may be served, they must contact the PCO and cooperate with an agreed plan of action. If the PCO has issued a Hold Order, you must retain all records that are covered by a Hold Order until the Hold Order has been lifted by the PCO. If any Motorsport Games Person has any reason to suspect that the Company's books and records may not be accurate or in accordance with the Code, they must immediately report the matter to the PCO.

MOTORSPORT GAMES PEOPLE MUST PROTECT & PROPERLY USE THE COMPANY'S ASSETS: Motorsport Games People have a responsibility to protect the Company's assets, ensure their efficient use and use them only for legitimate business purposes (although customary incidental personal use may be permitted). Motorsport Games People must not misappropriate any of the Company assets, provide unauthorized services or products to any person or entity and/or retain for their personal benefit any business opportunity from a customer, supplier or other person with whom the Company does business. This prohibition includes unauthorized use of the Company's communications equipment, computers, related facilities or other Company assets, including proprietary information and trade secrets. Such Company assets must not be used for any illegal purpose.

Various laws govern the use of material and/or information which may be the subject of a trademark, patent or copyright or which may be treated as a trade secret. The Company owns (and/or uses under license) numerous trademarks, patents, copyrights and trade secrets ("intellectual property") that are vital to its success. Proprietary information includes all such intellectual property, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties. To

protect our rights, use of all intellectual property by Motorsport Games People must be in accordance with all applicable laws and Company processes. In addition, we are committed to not infringing the legal rights of third parties with respect to intellectual property owned by them. If any Motorsport Games People have any questions about copyright, trademark, trade secret or patent laws or about the patentability of a product or idea, they should contact the PCO.

The Company has developed and uses confidential and proprietary information in its daily operations, and in some instances, Motorsport Games People have access to the confidential and proprietary information of other parties. Such information consists of, among other things, any valuable, confidential information which is used in the Company's business. Motorsport Games People may not improperly disclose or use any confidential or proprietary information learned as a result of their relationship with the Company, nor may they use such information for their own purposes or disclose such information to unauthorized persons, such as other Motorsport Games People who have not been authorized to access such information, as well as competitors, customers, clients or outside contractors. Motorsport Games People must also not improperly use confidential or proprietary information obtained from former employers or other third parties. Theft, carelessness and waste of Company assets have a direct impact on the Company's profitability and are prohibited. Motorsport Games People must report any suspected incidence of theft, fraud, embezzlement, misuse or misappropriation of Company property or resources to the PCO.

MOTORSPORT GAMES PEOPLE MUST NOT MISAPPROPRIATE THE COMPANY'S CORPORATE OPPORTUNITIES: All Motorsport Games People owe a duty to the Company to advance its interests when the opportunity arises, and they must not take for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Motorsport Games People may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, Motorsport Games People must not compete with the Company during the term of their employment.

MOTORSPORT GAMES PEOPLE MUST PROTECT THE CONFIDENTIALITY OF THE COMPANY'S PROPRIETARY INFORMATION: Motorsport Games People must maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers or partners if disclosed. This includes, but is not limited to, confidential technology, financial information (such as forward-looking information, budgets, finances, business or financial performance, financial results, planned or pending debt or equity transactions, any potential acquisitions, joint ventures or business combinations, any financial projections, any forecasts, any objectives for future new products, business lines and/or operations, any opinions regarding the Company's valuation or any other similar financial information), the existence of or status of litigation and threatened proceedings, proprietary information, trade secrets, business plans, documents, pricing and records.

Motorsport Games People must not, without prior written authorization from the Company's Chief Executive Officer or its PCO, acquire, use, access, copy, remove, modify, alter or disclose to any third parties, any confidential information for any purpose. Suppliers, customers and competitors may divulge information to Motorsport Games People that is proprietary to their business and Motorsport Games People must respect the confidential nature of this information. Similarly, all Motorsport Games People must respect the confidentiality of any former employer's proprietary information and should not divulge or use such information, unless appropriate permission has been obtained.

This policy does not prohibit Motorsport Games People from confidentially disclosing trade secret, proprietary or confidential information to federal, state and local government officials, or to an attorney, when done to report or

investigate a suspected violation of the law. Motorsport Games People may also disclose the information in certain court proceedings if specific procedures to protect the information are followed. Nothing in this policy is intended to conflict with applicable laws that, generally speaking, provide for limited immunity for those disclosing trade secrets in the course of reporting alleged violations of the law) or create liability for disclosures of trade secrets that are expressly allowed by appliable laws.

MOTORSPORT GAMES PEOPLE MUST PROVIDE TRUTHFUL INFORMATION & ENGAGE IN FAIR DEALING: The Company's reputation and integrity is central to it business growth and existence. Truth and honesty are bedrock foundational principles to achieve those objectives. Accordingly, Motorsport Games People must not knowingly and willfully make false statements or conceal a material fact in any communication to the Company related to official Company action, including statements related to employment, services for the Company, employee benefits, statements made in connection with investigations and required employee reports. Similarly, Motorsport Games People should endeavor to deal fairly with the Company's customers, suppliers, competitors and other Motorsport Games People and anyone else with whom they have contact while performing their job. Motorsport People may not engage in any scheme to defraud the Company or a customer, supplier or other person with whom the Company does business out of money, property or services or to wrongfully withhold or misappropriate the property of others. Motorsport Games People also may not take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice in their dealings on behalf of the Company.

Motorsport Games People must not knowingly and willfully make or cause to be made any false statement, orally or in writing, to a government official, nor may they knowingly and willfully conceal or cause to be concealed a material fact called for in a governmental report, application or other filing. These prohibitions extend to all communications with any federal, state, local or foreign government agency. If any Motorsport Games Person becomes aware that false information has been provided to anyone on behalf of the Company, they must immediately contact the PCO. The Company will not tolerate fraud or dishonesty of any kind—whether it is committed against the Company itself or anyone else. The commission of these acts may arise to a criminal offense punishable by fines and imprisonment.

MOTORSPORT GAMES PEOPLE MUST COMPLY WITH ADVERTISING LAWS: Advertising is regulated by laws enacted in various countries in which the Company conducts business. Generally, these laws prohibit false, misleading or deceptive advertising and related activities in the promotion and sale of Company services and products. All advertising claims about our services and products must be truthful and have a reasonable basis in fact. In particular, in the U.S., the Federal Trade Commission (the "FTC") requires that all advertising claims be substantiated in advance of their publication or dissemination. Fair and accurate advertising is essential not only to comply with applicable laws, but also to preserve the Company's goodwill and reputation. Motorsport Games People must not create, approve or disseminate any advertising materials for the Company's our services or products which are false, misleading or deceptive or not in compliance with applicable laws.

MOTORSPORT GAMES PEOPLE MUST MAINTAIN THE INTEGRITY OF ALL THIRD PARTIES THAT THEY ENGAGE: Business integrity is a key standard for the selection and retention of consultants, agents and representatives (collectively, "Third Parties"). Third Parties should be informed that the Company conducts business with high ethical standards, and that it expects the Third Parties to conduct themselves in an equivalent manner when providing services to or on behalf of the Company. When deemed appropriate or required, Motorsport Games People should ensure that the contracts that the Company enters into with their Third Parties require the Third Party to comply with this Code.

MOTORSPORT GAMES PEOPLE MUST USE SOCIAL MEDIA RESPONSIBLY: Motorsport Games People must use good judgment and common sense when using your personal social media. You must never disclose the Company's confidential information or about any of its subsidiaries, affiliates or other Motorsport Games People in your personal social media and other online postings; unless it is part of your job function and is being done in

furtherance of such responsibilities, you must never appear to be speaking for the Company or for any of its services or products in your personal social media postings; and you must never do anything that would be illegal, violate this Code or cause serious reputational damage to the Company; provided that the foregoing will not be interpreted so broadly so as to prevent you from engaging in activities that are protected under the law.

MOTORSPORT GAMES PEOPLE MUST NOT MAKE PROHIBITED POLITICAL CONTRIBUTIONS: Motorsport Games People must comply with applicable campaign finance and ethics laws. The Company prohibits the use of Company funds, assets, services or facilities on behalf of a political party or candidate, except under certain limited circumstances. Our policies are not intended to discourage or prohibit Motorsport Games People from voluntarily making personal political contributions, participating in the political process on their own time and at their own expense, expressing their personal views on legislative or political matters or engaging in any other lawful political activities. However, the Company prohibits Motorsport Games People from compensating or reimbursing any Motorsport Games People or individuals associated with the Company, in any form, for a political contribution that these persons intend to make or have made. Any personal solicitations of Motorsport Games People and individuals associated with the Company for contributions to a political party, candidate or political action committee must be approved in advance by the PCO and any such solicitations must communicate that all contributions are voluntary, that no one will be adversely affected as a result of their decision not to contribute, and that the political contributions are not tax deductible.

MOTORSPORT GAMES PEOPLE MUST COMPLY WITH INTERNATIONAL TRADE REGULATIONS: The Company and all Motorsport Games People must comply with U.S. trade regulations, regardless of the country in which they are operating. If a Motorsport Games Person is operating in a country outside of the U.S., they must also comply with the trade regulations and other laws of that country. The fact that, in some countries, certain laws may not be aggressively enforced in practice, or that certain violations are not subject to public criticism or penalty, will not excuse any instances of non-compliance. If you have a question as to whether certain activities are prohibited, contact the PCO and abstain from the activity in question until they inform you that the activity may be conducted. All Motorsport Games People and its operations worldwide must comply with the following U.S. trade regulations:

- **Anti-boycott Laws:** Anti-boycott laws are designed to prevent businesses from cooperating with unsanctioned boycotts, whether by way of: (i) refusal to do business with another person; (ii) discriminatory employment practices; (iii) furnishing information on the race, religion, sex or national origin of any U.S. person; (iv) furnishing information concerning any person's affiliations or business relationships with a boycotted country or any person believed to be restricted from doing business in the boycotting country; or (v) utilization of letters of credit containing boycott provisions. The Company is prohibited from participating in or complying with unsanctioned boycotts and is required to promptly report any boycott-related requests. Any such requests must be immediately reported to the PCO.

- **U.S. Trade Sanctions:** The Company and all Motorsport Games People comply with U.S. trade sanctions regardless of where we operate in the world. Currently, trade restrictions or prohibitions are in effect with respect to Cuba, Iran, North Korea, Sudan and Syria, and additional restrictions apply with respect to certain other countries. In addition, business dealings with "Specially Designated Nationals," or other "Denied Persons" as designated by the U.S. government, are prohibited. These prohibitions and restrictions are subject to change and may affect exports, imports, travel, currency transactions, and assets and accounts. The civil and criminal sanctions that may be imposed for violations are severe. Accordingly, Motorsport Games People with responsibility for international activities should consult frequently with the PCO and ensure that third parties are appropriately screened against sanctions lists.

MOTORSPORT GAMES PEOPLE MUST COMPLY WITH ENVIRONMENTAL LAWS: Motorsport Games People must comply strictly with the letter and spirit of applicable environmental laws and the public policies they represent. The Company seeks ways to ensure that its activities not only meet, but exceed, applicable environmental

laws. We are committed to evaluating all potential environmental impacts in corporate decision-making with a view to enhancing conservation of energy and natural resources, minimizing the release of any pollutant that may cause environmental damage, minimizing the creation of waste, disposing of waste through safe and responsible methods, and minimizing environmental risks by employing safe technologies and operating procedures and by being prepared for emergencies. All Motorsport People are required to fully cooperate in the implementation of the Company's environmental compliance program, as follows:

- It is each Motorsport Person's responsibility to ensure that their business activities strictly adhere to all applicable environmental laws and to the requirements, limitations and conditions of all environmental permits;
- By-passing any environmental control or monitoring device is strictly prohibited;
- The Company prohibits, without exception, the entry of information known to be false on any governmental environmental form, on any monitoring report or in response to any request for environmental information from any governmental agency. Tampering with or dilution of samples, or otherwise providing false information about the results of sampling, testing or analysis, as well as intentional failure to follow permit conditions or applicable protocols for collecting, sampling, testing, analyzing or recording of environmental data, are also strictly prohibited; and
- Motorsport Games People must immediately report any spill or other unpermitted release of a hazardous substance to their supervisor and in accordance with the specific spill reporting policy in effect at their facility.

If any Motorsport Games Person becomes aware of any violation or possible violation of any environmental law, any provision of false information or data, any by-passing of any environmental control or monitoring device, or any other violation or possible violation of the Company's environmental or worker safety and health policies and procedures, such information must immediately be reported to the PCO.

MOTORSPORT GAMES PEOPLE MUST NOT ENGAGE IN ANTI-COMPETITIVE BEHAVIOR: Competition laws (known as "antitrust" laws in the U.S.) are designed to promote free and open competition. All Motorsport Games People must comply with applicable antitrust and competition laws, to, among other things, ensure that the Company competes aggressively, but fairly, within the limits of legally acceptable business practices, and to protect the Company from the consequences of any non-compliance. If Motorsport Games People have questions about antitrust laws generally, they should contact the PCO.

- **Pricing:** We must always make independent pricing decisions for each of our services and products based on factors such as value to the customer, costs and competitive pressure in the marketplace. The exchange of confidential information with competitors, such as prices, fees charged, promotional allowances, promotional plans, discounts and allowances, profit margins or credit and billing practices, is prohibited. In addition, in the U.S., all promotional allowances and discounts, including, without limitation, volume discounts and advertising assistance, must be offered, on functionally equivalent, proportionately equal terms, to all customers who compete in selling the Company's like services and products. If you have questions about fair pricing, please contact the PCO.

- **Resale Price Maintenance:** We may from time to time recommend resale prices to customers, but we must not set or enforce minimum resale prices. Motorsport Games People must not use any threats or coercion or otherwise interfere with a customer's right to establish its own resale prices, which practices are illegal.

- Tying: Tying may occur when a buyer is required, as a condition of purchasing one service or product, to also purchase a second, distinct service or product. Tying arrangements should never be implemented without first consulting the PCO.

- **Competitors:** Any agreement, whether formal or informal, or any joint activity involving the Company and any other party, the intent or effect of which is to reduce competition, may violate antitrust and competition laws. Any communication with a competitor or its representative is particularly susceptible to antitrust scrutiny. For example, trade association meetings and other industry gatherings often provide a potential pitfall under the antitrust laws because they bring together competitors – people with common interests and problems – who may discuss matters of mutual concern, which could pose a significant risk of an antitrust violation, and thus should be avoided. If any Motorsport Games People plan on attending any trade association meeting or happen to attend any such meeting or find themselves in such circumstances, they should immediately consult the PCO.

Motorsport Games People must avoid any discussion, action or transaction, directly or indirectly, which may involve prohibited anticompetitive conduct, and must immediately report any knowledge of such conduct or raise any questions about the scope of permissible conduct to the PCO, before any action is taken. Motorsport Games People should further consult with the PCO whenever they have any concerns about proposed conduct that may have an anticompetitive purpose or effect or have the appearance of such.

MOTORSPORT GAMES PEOPLE MUST USE THE COMPANY'S IT RESOURCES APPROPRIATELY: All Motorsport Games People and other individuals granted access to the Company's IT resources (including, but not limited to, e-mail, instant messaging and the internet), should only access and utilize those resources for appropriate business purposes in a professional, ethical and lawful manner. All users who have been provided with Company-owned devices must use these devices and handle Company information on the devices in accordance with the Company's policies. Motorsport Games People should not use personal email addresses to transact Company business or to send, transmit, or receive Company information without prior approval from the Company's IT Department. A limited exception will apply if the Company's network is temporarily unavailable, but when such network resumes functioning, such communications and/or information should be promptly deleted from your personal email. Limited personal use of Company resources (e.g., e-mail systems or access to the Company's intranet or internet websites) and use of instant messaging services and access to personal e-mail accounts from the Company's network is permitted if:

- All requirements of Company policies are followed;
- Company information is not disclosed or posted to the internet or the Company's intranet other than for legitimate business purposes;
- Use is not for personal gain or profit that conflict with the Company's interests or is a violation of Company policies;
- Use is appropriate in terms of time and content and does not detract from the employee's business responsibilities; and
- The Company's IT resources are not used for inappropriate, harmful or illegal purposes.

The Company does not confer any guarantee of privacy to Motorsport Games People for their personal or professional use of the Company's IT resources. The Company owns or licenses rights to its IT resources and the Company owns all information that is stored or processed on those IT resources, including, without limitation, documents, spreadsheets, ideas, inventions, processes, designs, concepts, formulas, algorithms, data, programs, applications, documentation, studies, tests, literary work, audiovisual work and any other work of authorship or other information created, sent, received, deleted, stored or otherwise associated in any way with the Company's business. As the owner of such data and information, the Company, in its sole discretion, may access, monitor, review, intercept, quarantine, copy, delete or disclose any information stored on or transmitted through the Company's IT resources, including, without limitation, software, electronically stored documents, e-mail, telephone messages, instant messages, text or SMS messages, internet access and communications and information captured, stored or synced to the cloud using Company-issued devices, in accordance with local laws. Motorsport Games

People may be required to provide their Company-issued devices or any personal device that may be determined to contain Company information in connection with any Company or investigative matter, subject to applicable laws.

MOTORSPORT GAMES PEOPLE MUST KEEP COMPANY COMMUNICATIONS PROFESSIONAL: Internal Company documents and electronic communications are frequently one of the most important factors in governmental investigations, litigations or similar proceedings. All documents and communications created by Motorsport Games People on or using the Company's IT resources or in connection with the Company's business may be considered corporate records that are subject to production and review in governmental investigations, court proceedings or similar proceedings. It is therefore important that Motorsport People exercise professionalism in all communications and consider purpose and context when creating documents or other communications. Motorsport Games People should keep communications professional and avoid attempts at humor or sarcasm in their electronic communications that could be later misconstrued if they become subject to review by regulators, opposing litigants, courts or similar parties or bodies.

MOTORSPORT GAMES PEOPLE MUST PROTECT THE PRIVACY OF COMMUNICATIONS UNDER APPLICABLE DATA PRIVACY AND DATA PROTECTION LAWS: The Company respects the privacy of all Motorsport Games People, as well as that of our consumers, customers, suppliers and other 3rd Parties with whom we have a business relationship and therefore, Motorsport People must handle personal data responsibly and in accordance with all applicable data privacy and data protection laws. For example, Motorsport Games People may provide certain personal data to the Company, such as their home and e-mail addresses, and other family information, for the administration of their relationship with the Company. Similarly, our consumers may provide personal data, such as their name, home and e-mail addresses, in connection with their relationship with the Company. During the course of their business relationships with the Company, customers, suppliers and other 3rd Parties may provide personal data, such as their names, telephone numbers, fax numbers, street addresses, e-mail addresses and credit card information, to the Company. With respect to all of this information, and other information regarded as protected private information under applicable laws, Motorsport Games People are expected to:

- Provide adequate notice prior to collecting personal data;
- Collect voluntary consent where required by applicable law;
- Only collect, process, use and retain personal data for the reason it was provided to us, unless we have another lawful basis for other uses, and as necessary for our recordkeeping purposes;
- Take reasonable steps to safeguard personal data to prevent unauthorized disclosure or use; and
- Comply with all applicable privacy laws.

Laws regarding data privacy and data protection are frequently being developed and modified. We are committed to monitoring evolving data privacy and data protection laws and may, from time to time, develop specific policies in light of them.

Motorsport Games People must also comply fully with all laws governing wiretapping and other forms of electronic surveillance. Unless otherwise expressly approved by the PCO, Motorsport Games People must not use any electronic, mechanical or other device to intercept or record the contents of any telephonic, facsimile, modem-transmitted, electronic mail or other electronic communication, unless all of the parties to the communication consent to the interception. This includes, without limitation, the use of telephone extensions to overhear other individuals' conversations. Unless otherwise expressly approved by the PCO, Motorsport Games People must not use or disclose communications that have been intercepted or recorded in violation of these standards, regardless of whether the Motorsport Games Person was responsible for the interception or recording of the communication. Without the express permission of the PCO, Motorsport Games People must not use any device on Company property or in connection with Company business to make any sound, photographic or other video recording of another person, unless all persons being recorded are aware of the recording and consent to it.

MOTORSPORT GAMES PEOPLE ASK QUESTIONS ABOUT THE CODE, REPORT CODE VIOLATIONS & COOPERATE WITH INVESTIGATIONS: If a Motorsport Games Person has questions regarding the application of this Code to a particular situation, they are encouraged to ask questions and seek advice from the PCO before, rather than after, acting. If any Motorsport Games People know of, or suspect, a possible violation of applicable laws, or any provisions of this Code, they must report that information immediately to the PCO, [to the Motorsport Games Compliance Line] or to your Manager (who must then report such matter to the PCO), or as otherwise directed in this Code. The contact information of the PCO and [the Motorsport Games Compliance Line] is set forth in the introduction portion of the Code. Reports of possible violations may be submitted anonymously; however, it is preferred that the reporting Motorsport Games Person give their identity when reporting possible violations, to allow the PCO to contact the reporting Motorsport Games Person if further information is needed to pursue an investigation.

The reporting Motorsport Games Person will be afforded the maximum possible confidentiality consistent with enforcing this Code. If the reporting Motorsport Games Person is involved in the possible violation covered by the complaint, the fact that they reported the possible violation, together with their degree of cooperation, and whether the possible violation is intentional or unintentional, will be given consideration by the Company in its investigation and any resulting disciplinary action. No Motorsport Games Person reporting a possible violation will be made to suffer public embarrassment or be subject to retaliation because of a good faith report made by such person. Any Motorsport Games Person responsible for reprisals against any individual who in good faith reports known or suspected possible violations will be subject to disciplinary action, including termination where appropriate. However, the submission of a report which is known to be false or with reckless disregard as to its truth constitutes a violation of the Code and will result in disciplinary action, up to termination of employment, where appropriate.

All reported violations of applicable laws, the Code or the Company's related policies will be promptly and thoroughly investigated and will be treated confidentially to the extent consistent with enforcing the Code. All such investigations will be coordinated by the Company's PCO. Motorsport Games People must not conduct their own investigations. Acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company. Motorsport Games People are expected to cooperate fully and truthfully in the investigation of any alleged violation of applicable laws, the Code or related Company policies. Providing false information in connection with any Code investigation, or refusing to cooperate in any Code investigation, is itself a violation of the Code and will result in disciplinary action, up to termination of employment, where appropriate.

If the investigation indicates that corrective action is required, the Company will decide what steps it should take to rectify the problem and avoid its recurrence. Disciplinary actions, including, without limitation, termination of employment, removal from position, discontinuation of services or other action as may be appropriate, may be taken:

- Against Motorsport Games People who authorize or participate directly, and in certain circumstances indirectly, in actions which are a violation of applicable laws, the Code or the Company's related Policies;
- Against Motorsport Games People who fail to report a violation of applicable laws, the Code or the Company's related Policies or withhold information concerning a violation of which they become aware or should have become aware;
- Against Motorsport Games People who make a report of a violation which is known by the reporting Motorsport Games Person to be false or of which the reporting Motorsport Games person has reckless disregard as to its truth;
- Against Motorsport Games People who provide false information or otherwise fail to cooperate in an investigation of a Code matter;
- Against the violator's supervisor(s), to the extent that the circumstances of the violation reflect inadequate supervision or lack of diligence by the supervisor(s); and

– Against Motorsport Games People who attempt to retaliate, directly or indirectly, or encourage others to do so, against a Motorsport Games Person who reports in good faith a violation of applicable laws, the Code or the Company's related policies.

The Company is committed to promoting and ensuring compliance with our Code and all applicable laws, including those designed to protect whistleblowers who may report fraudulent activity that can damage the Company or its investors pursuant to the Sarbanes-Oxley and Dodd-Frank Acts. To that end, the Company strictly prohibits retaliation against any individual who, in good faith, reports a potential violation or participates in a compliance investigation. Specifically, it is a violation of our Code for any Motorsport Games Person to discharge, demote, suspend, threaten, harass or in any other manner retaliate or discriminate against another Motorsport Games Person with regard to their terms and conditions of employment because of any lawful act done by a Motorsport Games Person in good faith to initiate or cooperate in an internal investigation or in an investigation of misconduct conducted by any federal law enforcement or administrative agency.

If, after investigating a particular report, the Company's PCO determines that a violation of this Code has occurred, they will report such determination to Company's principal executive officer (the "PEO") and provide periodic reports of such investigations to the Company's Board of Directors or such committee of the Board as the Board may designate to assist it in its oversight of the Code (the "Committee"). After completing the applicable investigation, if it is determined that there has been a violation of this Code, the Company's PCO, after consultation with the PEO and the Board and/or the Committee, the Company's PCO will take, or cause to be taken, such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of law, notification of appropriate governmental authorities.

The Company's PCO, after consultation with the PEO and the Board and/or the Committee, may determine that mitigating circumstances warrant a waiver of the Code. Under certain circumstance, Board approval will be required before any such waiver is issued and it will be publicly disclosed as required under applicable law. To the extent required by applicable NASDAQ rules, any waiver of the Code for an executive officer or director must be made by the Company's Board of Directors or a designated committee of the Board. Any such waiver of the Code will be disclosed if and to the extent required by applicable laws.

CODE ISSUANCE DATE: January 1, 2022

LAST REVIEWED DATE: January 1, 2022